Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-3 of XTL Biopharmaceuticals Ltd of our report dated March 28, 2012 relating to the financial statements of InterCure Ltd as of December 31, 2011 and 2010 and for the three years in the period ended December 31, 2011 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the substantial doubt about its ability to continue as a going concern), filed as an exhibit to this Registration Statement.

/S/ Brightman Almagor Zohar & Co.

Brightman Almagor Zohar & Co.,
Certified Public Accountants
A Member of Deloitte Touche Tohmatsu Limited

Tel Aviv, Israel

March 31, 2014